PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	APRIL 5, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DANIEL B. WOLFE
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES EQUITY INVESTMENT IN CHAMPIONS ONCOLOGY

Harris & Harris Group, Inc. (NASDAQ:TINY), announced it invested $2 million yesterday in Champions Oncology, Inc., formerly known as Champions Biotechnology, Inc. (“Champions”) (OTC: CSBR), as part of a private placement of 12.5 million shares of its common stock at a price of $0.75 per share, resulting in gross proceeds to Champions of $9.4 million.

The investor group consists of several institutional investors, including Battery Venture Group, Harris & Harris Group, Inc., and Perceptive Advisors, LLC.  Champions’ Chief Executive Officer, Joel Ackerman, and President, Ronnie Morris, also participated in the financing.  Champions’ press release may be viewed at http://www.prnewswire.com/news-releases/champions-oncology-formerly-champions-biotechnology-completes-94-million-financing-119241874.html.

Champions Oncology, Inc., is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs.  Champions’ TumorgraftTM Technology Platform is a novel approach to personalizing cancer care based upon the implantation of human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorgraftsTM, in a manner that preserves the biological characteristics of the original human tumor.  Champions offers personalized Tumorgraft™ development, drug studies and genome sequencing as part of its Personalized Oncology Solutions (“POS”) whereby physicians can evaluate the effects of cancer drugs on their patients’ TumorgraftsTM and understand the genetic make-up of their patient’s tumor, enabling them to better select treatment regimens that may be efficacious to the patient.  In addition, Champions provides to oncologists and their patients expert tumor panels to analyze medical records and test results, to assist in understanding conventional and experimental options and to identify and arrange for testing, analysis and study of the patients’ cancer tissues, as appropriate.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company’s business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company’s actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.HHVC.com and www.prnewswire.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.  Harris & Harris Group is not responsible for the contents of third party websites.